EXHIBIT 99.1

Agreement of Joint Filing of Schedule 13D

          Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13D need be filed with respect to the ownership by each of the undersigned of securities of the Issuer.

Dated as of: May 7, 2010

/s/ Matthew Hulsizer
Matthew Hulsizer

/s/ Jennifer Just
Jennifer Just

HULSIZER DESCENDANT TRUST

By:	/s/ Matthew Hulsizer
Matthew Hulsizer, Trustee

JUST DESCENDANT TRUST

By:	/s/ Jennifer Just
Jennifer Just, Trustee

CENFIN LLC

By:	/s/ Matthew Hulsizer
Matthew Hulsizer, Manager